UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 4, 2009

INTERNATIONAL FLAVORS & FRAGRANCES INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 765-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition

Attached and being furnished hereby as Exhibit 99.1 is a copy of a press release of International Flavors & Fragrances Inc. ("IFF" or the "Company") dated November 4, 2009 reporting IFF's financial results for the quarter ended of September 30, 2009.

An audio Web cast, to discuss the Company's third quarter 2009 financial results and outlook, will be held today at 10:00 a.m. EDT on November 4, 2009.  Interested parties can access the Web cast and accompanying slide presentation on the Company's Web site at www.iff.com, under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's Web site approximately one hour after the event and will remain available on the IFF Web site until November 18, 2009.

Non-GAAP financial measures: To supplement the Company's financial results presented in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), the Company uses, and has also included in the attached press release or as part of its webcast, certain non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These non-GAAP financial measures as disclosed by the Company may also be calculated differently from similar measures disclosed by other companies. To ease the use and understanding of our supplemental non-GAAP financial measures, the Company includes the most directly comparable GAAP financial measure.

The Company discloses, and management internally monitors, the sales performance of international operations on a basis that eliminates the positive or negative effects that result from translating foreign currency sales into U.S. dollars. Management uses this constant dollar measure because management believes that it enhances the assessment of the sales performance of the Company’s international operations and the comparability between reporting periods.

The Company uses non-GAAP financial operating measures which exclude: in 2009, employee separation costs (including one-time costs associated with the change in the CEO position) and restructuring charges (including costs associated with the Company’s European Fragrance rationalization plan) and in 2008, (i) employee separation and restructuring charges; (ii) costs for the implementation of the global shared services plan; (iii) the benefit of an insurance recovery related to a product contamination issue; and (iv) the benefit of favorable tax rulings relating to prior periods. Management uses, and will use, these non-GAAP financial measures in evaluating actual performance for the reporting period in relation to historical performance, both for the Company alone and against other companies, as well as in assessing management’s own performance.  The Company also calculates EBITDA amounts (earnings before interest, taxes, depreciation and amortization) as an additional indicator of its financial performance.  At times, the Company may disclose free cash flow because the Company believes it is a measurement of cash flow that may be available for investing and financing activities. We define free cash flow as net cash provided from operations less capital expenditures and cash dividends.  The Company also discloses, from time to time, non-GAAP effective tax rates, which exclude the effect of the benefits of tax rulings relating to prior years, as additional information in seeking to assess and compare our tax rates without the benefit of particular tax rulings related to prior periods.

Management believes that given the special nature of these items, including information without the impact of these items, provides added information and an added financial metric, for both management and investors, to evaluate and understand the Company's operational performance and effective tax rate, as applicable, which assists management and may assist investors in evaluating the Company's period to period financial results. A material limitation of these financial measures is that such measures do not reflect actual GAAP amounts; employee separation and restructuring charges and costs for the implementation of the global shared services plan include actual cash outlays; and tax benefits and the insurance recovery reflect actual accounting and cash benefits realized.  In addition, the calculation of free cash flow does not reflect the residual cash flow available for discretionary expenditures since non-discretionary items such as debt repayments are not deducted in determining such measure and as such, should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP.  Free cash flow, as we define it, may differ from similarly named measures used by other entities.  Management compensates for such limitations by clarifying that these measures are only one operating metric used for analysis and planning purposes and by providing the corresponding GAAP financial measures and a reconciliation to the corresponding GAAP financials measures on IFF’s website at www.iff.com under the Investor Relations section.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release of International Flavors & Fragrances Inc., dated November 4, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Dated:	November 4, 2009	/s/ Kevin C. Berryman
Name: Kevin C. Berryman

Title: Member, Temporary Office of the Chief
Executive Officer and Executive Vice President and
Chief Financial Officer